Exhibit 99.1

[THE INTERPUBLIC GROUP OF COMPANIES, INC. LOGO--OMITTED]

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
               WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
                1271 Avenue of the Americas, New York, N.Y. 10020

FOR IMMEDIATE RELEASE



                  INTERPUBLIC PRICES CONVERTIBLE NOTES OFFERING
NEW YORK, NY (March 11, 2003) -- The Interpublic Group of Companies, Inc. (NYSE:
IPG) announced today the pricing of its private placement of 4.5% convertible senior notes due 2023. The company expects gross proceeds of $700 million from the issue, plus a potential over-allotment of $100 million.

The initial conversion rate will be 80.5153 shares per $1,000 principal amount, equal to a conversion price of $12.42 per share. The notes will be unsecured obligations of Interpublic Group and will be convertible into common shares of Interpublic prior to maturity upon the following circumstances: (1) the market price of the common shares reaches a specified threshold; (2) the notes are called for redemption; (3) Interpublic engages in or is party to specified corporate transactions; or (4) the credit ratings assigned to the notes decline below a specified level. The notes will pay interest semi-annually.

On or after March 15, 2008, Interpublic may redeem the notes at its option at a price equal to par plus accrued interest, if any. Holders of the notes will have the right to require Interpublic to purchase all or some of their notes on March 15, 2008, 2013 and 2018, at a price equal to par plus accrued interest, if any. Also, holders of the notes will have the right to require Interpublic to purchase all or some of their notes, at a purchase price equal to par plus accrued interest, if any, upon the occurrence of certain change of control events that occur prior to March 15, 2008.

Interpublic intends to use the net proceeds from the sale of the notes to fund a concurrent offer to purchase its outstanding zero-coupon convertible senior notes due 2021. Any funds raised in the offering but not used in the offer to purchase will be used for the repayment of other indebtedness, general corporate purposes and working capital.

The notes to be offered and the underlying common shares have not been and, at the time of the offering, will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The issuance of the notes and the underlying common shares have not been and will not be qualified by a prospectus and may not be offered or sold in Canada absent a prospectus or an applicable exemption from the prospectus requirements.

About Interpublic

The Interpublic Group of Companies is among the world's largest advertising and marketing organizations. Its global operating groups are McCann-Erickson WorldGroup, The Partnership, FCB Group and Interpublic Sports and Entertainment Group. Major global brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris, NFO WorldGroup, Initiative Media, Lowe Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                      # # #

Contact Information
Press:                                Investors:
Philippe Krakowsky                    Susan Watson
(212) 399-8088                        (212) 399-8208



Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, dispositions, impairment charges, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of global, national and regional economic and political conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic's liquidity could be adversely affected if Interpublic is unable to access capital or to raise proceeds from asset sales. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC investigation relating to the restatement of its financial statements. Its financial condition and future results of operations could also be adversely affected if Interpublic recognizes additional impairment charges due to future events or in the event of other adverse accounting-related developments.

At any given time Interpublic may be engaged in a number of preliminary discussions that may result in one or more acquisitions or dispositions. These opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information, including information before taking into account specified items. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.


Investors should evaluate any statements made by Interpublic in light of these important factors.


[Stabilization/FSA]